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                                                                Exhibit 5(a)



                                 June 9, 2000


Xceed Inc.
488 Madison Avenue
3rd Floor
New York, New York 10022

Ladies and Gentlemen:

  We have acted as counsel for Xceed Inc. (the "Company") in connection with the filing of the registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Act") covering 5,192,568 shares of common stock, par value $.01, of the Company (the "Shares"), which were issued pursuant to one of the following (or, in the case of warrants issued pursuant to (i) below, may be issued pursuant to the terms of the subject Warrant Agreement dated May 7, 1999): (i) that certain Securities Purchase Agreement dated April 30, 1999, by and among the Company, Theodore Deikel and certain other strategic investors; (ii) that certain Agreement and Plan of Merger dated April 29, 1999, by and among the Company, Xceed Motivation Atlanta, Inc. and Brenda Isaac; (iii) that certain Agreement and Plan of Merger dated August 30, 1999, by and among the Company, Enterprise Solution Group, Inc., New Sol Holdings, Inc. and the other stockholders of Enterprise Solution Group, Inc.; (iv) that certain Agreement and Plan of Merger dated September 28, 1999, by and among the Company, 5th Floor Interactive, LLC and the members of 5th Floor Interactive LLC; (v) that certain Agreement and Plan of Merger dated November 2, 1999, by and among the Company, Distributed Systems Solutions, Inc. John Gilmer and the Herman Family Trust; (vi) that certain Asset Purchase Agreement dated January 19, 2000, by and among the Company, Big Theory, LLC and the interestholders of Big Theory, LLC; and (vii) that certain Agreement and Plan of Merger dated February 8, 2000, by and among the Company, methodfive, inc., and the stockholders of methodfive, inc. (collectively, the "Agreements"). The Registration Statement has been filed pursuant to the terms of the registration rights provisions of the respective Agreements.

     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation (including the Certificate of Designation) and Bylaws of the Company, and the amendments thereto, the Agreements and other records and documents that we have deemed necessary for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company, the representations of the Company included in the Agreements, and public officials.
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Xceed Inc.
June 9, 2000
Page 2


     In our opinion, the Shares to be registered under the Registration Statement have been duly authorized for issuance by the Company, and upon issuance and delivery in accordance with the Agreements, the Shares will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters." In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

                                  Very truly yours,


                                   /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.